Prospect Capital Announces December 2022 Results: $0.23 per Common Share Basic Net Investment Income and Stable Monthly $0.06 per Common Share Distributions

NEW YORK, February 8, 2023 (GLOBE NEWSWIRE) – Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter ended December 31, 2022.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	December 31, 2022	September 30, 2022	December 31, 2021

Net Investment Income (“NII”)	$106,704	$99,266	$85,557
Basic NII per Common Share(1)	$0.23	$0.22	$0.20
Interest as % of Total Investment Income	89.6%	86.0%	81.1%
Basic NII Coverage of Distributions to Common Shareholders	128%	122%	111%
Annualized Basic NII Return on Common NAV	9.3%	8.8%	7.5%

Net Income (Loss) Applicable to Common Stockholders	$55,623	$(105,199)	$246,411
Basic Net Income (Loss) per Common Share(2)	$0.14	$(0.27)	$0.63

Distributions to Common Shareholders	$71,670	$71,072	$70,240
Distributions per Common Share	$0.18	$0.18	$0.18

Since Oct 2017 Basic NII per Common Share(1)	$4.20	$3.97	$3.37
Since Oct 2017 Distributions per Common Share	$3.78	$3.60	$3.09
Since Oct 2017 Basic NII Less Distributions per Common Share	$0.42	$0.37	$0.28
Since Oct 2017 Basic NII Coverage of Distributions to Common Shareholders	111%	110%	109%

Net Asset Value (“NAV”) to Common Shareholders	$3,966,391	$3,964,422	$4,140,128
NAV per Common Share	$9.94	$10.01	$10.60

Net of Cash Debt to Equity Ratio(3)	49.4%	53.5%	51.3%
Net of Cash Asset Coverage of Debt Ratio(3)	301%	286%	293%

Unsecured Debt as % of Total Debt	71.3%	70.0%	80.3%
Unsecured or Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Basic NII is calculated by dividing NII, less preferred dividends, by the weighted average number of common shares outstanding.
(2)Basic Net Income (Loss) is calculated by dividing Net Income (Loss) by the weighted average number of common shares outstanding.
(3)Including our preferred stock as equity.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount (per share)
February 2023	2/24/2023	3/22/2023	$0.0600
March 2023	3/29/2023	4/19/2023	$0.0600
April 2023	4/26/2023	5/18/2023	$0.0600

These monthly cash distributions are the 66th, 67th, and 68th consecutive $0.06 per share distributions to common shareholders.

Prospect expects to declare May 2023, June 2023, July 2023, and August 2023 distributions to common shareholders in May 2023.

Based on the declarations above, Prospect’s closing stock price of $7.51 at February 7, 2023 delivers to our common shareholders an annualized distribution yield of 9.6% and an annualized basic NII yield of 12.3%, representing 128% basic NII coverage of common distributions.

Taking into account past distributions and our current share count for declared distributions, since inception through our April 2023 declared distribution, Prospect will have distributed $20.04 per share to original common shareholders, representing 2.0 times December 2022 common NAV, aggregating over $3.87 billion in cumulative distributions to all common shareholders.

Since inception in 2004, Prospect has invested $20 billion across 407 investments, exiting 275 of these investments.

Over the eleven quarters from the pre-pandemic December 2019 quarter to the September 2022 quarter, Prospect delivered the highest growth of net asset value per common share in the business development company industry, with NAV per common share increasing by 15.6% over that time period.

Since October 2017, our NII per common share has aggregated $4.20 while our common shareholder and preferred shareholder distributions per common share have aggregated $3.78, with our NII exceeding common and preferred distributions during this period by $0.42 per common share and representing 111% coverage.

Drivers focused on enhancing accretive NII per share growth include (1) our $1.75 billion targeted 6.50% perpetual preferred stock offerings (which could potentially be increased in capacity in an accretive fashion), (2) greater utilization of our cost efficient revolving credit facility (with an incremental cost of approximately 5.91% at today’s one month SOFR), (3) increase of short-term Libor and SOFR rates based on Fed tightening to boost asset yields, and (4) increased primary and secondary originations of senior secured debt and selected equity investments targeting attractive risk-adjusted yields and total returns as we deploy dry powder from our underleveraged balance sheet.

Our senior management team and employees own approximately 28% of all common shares outstanding, approximately $1.1 billion of our common equity as measured at NAV.

All amounts in $000’s except per share amounts	Six Months Ended	Six Months Ended
	December 31, 2022	December 31, 2021

Net Investment Income (“NII”)	$205,970	$166,926
Basic NII per Common Share	$0.45	$0.40

Net Income Applicable to Common Stockholders	$(49,576)	$456,135
Basic Net Income per Common Share	$(0.13)	$1.17

Distributions to Common Shareholders	$142,742	$140,283
Distributions per Common Share	$0.36	$0.36

CASH PREFERRED SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring monthly distributions to 5.50% preferred shareholders at an annual rate of 5.50% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date (the first business day of the month, with no additional dividend accruing in April as a result), as follows:

Monthly Cash 5.50% Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount (per share), before pro ration for partial periods
March 2023	3/22/2023	4/3/2023	$0.114583
April 2023	4/19/2023	5/1/2023	$0.114583
May 2023	5/17/2023	6/1/2023	$0.114583

Prospect is declaring monthly distributions to 6.50% preferred shareholders at an annual rate of 6.50% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date (the first business day of the month, with no additional dividend accruing in April as a result), as follows:

Monthly Cash 6.50% Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount (per share), before pro ration for partial periods
March 2023	3/22/2023	4/3/2023	$0.135417
April 2023	4/19/2023	5/1/2023	$0.135417
May 2023	5/17/2023	6/1/2023	$0.135417

Prospect is declaring our second quarterly distribution to Series A preferred shareholders at an annual rate of 5.35% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Quarterly Cash 5.35% Preferred Shareholder Distribution	Record Date	Payment Date	Amount (per share)
February 2023 - April 2023	4/19/2023	5/1/2023	$0.334375

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of
	December 31, 2022	September 30, 2022

Total Investments (at fair value)	$7,770,336	$7,582,665
Number of Portfolio Companies	130	128

First Lien Debt	53.0%	51.8%
Second Lien Debt	18.5%	19.0%
Subordinated Structured Notes	9.0%	9.2%
Unsecured Debt	0.2%	0.1%
Equity Investments	19.3%	19.9%
Mix of Investments with Underlying Collateral Security	80.5%	80.0%

Annualized Current Yield – All Investments	10.3%	9.9%
Annualized Current Yield – Performing Interest Bearing Investments	12.9%	12.4%

Top Industry Concentration(1)	17.7%	18.6%
Retail Industry Concentration(1)	0.4%	0.4%
Energy Industry Concentration(1)	1.6%	1.6%
Hotels, Restaurants & Leisure Concentration(1)	0.3%	0.3%

Non-Accrual Loans as % of Total Assets (2)	0.5%	0.3%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$111,925	$114,238

As of the quarter ended December 31, 2022, our middle-market loan portfolio company weighted average net debt leverage ratio was 5.41x.(3)
(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the March 2023 (to date), December 2022, and September 2022 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2023 (to date)	December 31, 2022	September 30, 2022

Total Originations	$25,580	$307,981	$304,530

Middle-Market Lending	51.1%	86.6%	69.6%
Real Estate	48.9%	8.5%	11.9%
Middle-Market Lending / Buyout	—%	3.5%	4.9%
Structured Notes	—%	1.4%	13.6%
Other	—%	—%	—%

Total Repayments	$40,117	$76,732	$150,463

Originations, Net of Repayments	$(14,537)	$231,249	$154,067

For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. At December 31, 2022 and September 30, 2022, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	December 31, 2022	September 30, 2022

Total Subordinated Structured Notes	$698,957	$695,292
Subordinated Structured Notes as % of Portfolio	9.0%	9.2%

# of Investments(2)	37	37

TTM Average Cash Yield(1)(2)	17.9%	20.6%
Annualized Cash Yield(1)(2)	11.6%	17.2%
Annualized GAAP Yield on Fair Value(1)(2)	14.9%	13.2%
Annualized GAAP Yield on Amortized Cost(2)	10.6%	9.3%

Cumulative Cash Distributions on Current Portfolio	$1,473,278	$1,452,967
% of Original Investment	108.4%	106.9%

# of Underlying Collateral Loans	1,657	1,670
Total Asset Base of Underlying Portfolio	$15,358,286	$15,440,229

(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date we have exited 11 subordinated structured notes with an expected pooled average realized gross IRR of 15.2% and cash on cash multiple of 1.44 times.
Since December 31, 2017 through today, 32 of our subordinated structured note investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile has included a $1.70 billion revolving credit facility (with 49 lenders, an increase of 7 lenders including our prior September 2022 extension and related upsizing), program notes, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We have retired multiple upcoming maturities and as of today we have $282,115 of debt maturing in calendar year 2023. The combined amount of our balance sheet cash and undrawn revolving credit facility commitments is currently over $1 billion.
On September 15, 2022, we completed an amendment and upsizing of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 1.5 years. The Facility includes a revolving period that extends through September 15, 2026, followed by an additional one-year amortization period. Pricing for amounts drawn under the Facility is one-month SOFR plus 2.05%.
Our total unfunded eligible commitments to non-control portfolio companies totals approximately $84 million, 1.1% of our total assets as of December 31, 2022.

	As of	As of
All amounts in $000’s	December 31, 2022	September 30, 2022
Net of Cash Debt to Equity Ratio(1)	49.4%	53.5%
% of Interest-Bearing Assets at Floating Rates	82.6%	88.2%
% of Liabilities at Fixed Rates	71.3%	70.0%

% of Floating Loans with Libor or SOFR Floors	94.1%	94.3%
Weighted Average Libor/SOFR Floor	1.20%	1.26%

Unencumbered Assets	$5,238,560	$4,965,086
% of Total Assets	66.4%	64.8%

(1)Including our preferred stock as equity.

The below table summarizes our December 2022 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
Prospect Capital InterNotes®	$2,852	5.00% - 5.95%	October 2025 – December 2032
Total Debt Issuances	$2,852

Debt Repurchases/Repayments
Prospect Capital InterNotes®	$1,851	2.40% - 6.625%	May 2026 – December 2051
2023 Notes	$1,757	5.875%	March 2023
Total Debt Repurchases/Repayments	$3,608

Net Debt Repurchases/Repayments	$(756)

We currently have six separate unsecured debt issuances aggregating over $1.5 billion outstanding, not including our program notes, with laddered maturities extending through October 2028. At December 31, 2022, $350.0 million of program notes were outstanding with laddered maturities through March 2052.
At December 31, 2022, our weighted average cost of unsecured debt financing was 4.33%, remaining constant from September 30, 2022, and a decrease of 0.06% from December 31, 2021.

On August 3, 2020 and October 3, 2020, we launched our $1.75 billion 5.50% perpetual preferred stock offering programs. On October 7, 2022, we amended our existing $1.75 billion in perpetual preferred stock offering programs to offer new 6.50% series of shares. Prospect expects to use the net proceeds from the offering programs to maintain and enhance balance sheet liquidity, including repaying our credit facility and purchasing high quality short-term debt instruments, and to make long-term investments in accordance with our investment objective. The preferred stock provides Prospect with a diversified source of accretive fixed-rate capital without creating maturity risk due to the perpetual term. To date we have issued over $1.2 billion of our 6.50% and 5.50% perpetual preferred stock programs (including $298 million in the December 2022 quarter and, to date, $70 million in the current March 2023 quarter), with the ability potentially to upsize such programs based on significant balance sheet capacity.

On July 19, 2021, we closed a $150 million listed 5.35% perpetual preferred stock offering. Prospect used the net proceeds from the offering to maintain and enhance balance sheet liquidity, including repaying our credit facility and redeeming higher cost program notes.
In connection with the 5.50% perpetual preferred stock offering program, effective August 3, 2020 and as amended on June 9, 2022, we adopted and amended, respectively, a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.
In connection with the 6.50% perpetual preferred stock offering program, effective October 7, 2022 we adopted a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.

We currently have approximately $1.4 billion in preferred stock outstanding.

Prospect holds recently reaffirmed investment grade company ratings, all with a stable outlook, from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.
DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Thursday February 9, 2023 at 9:30 a.m. Eastern Time. Dial 888-338-7333. For a replay prior to March 9, 2023 visit www.prospectstreet.com or call 877-344-7529 with passcode 3454656.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	December 31, 2022	June 30, 2022

	(Unaudited)
Assets
Investments at fair value:
Control investments (amortized cost of $2,821,034 and $2,732,906, respectively)	$3,457,698	$3,438,317
Affiliate investments (amortized cost of $8,996 and $242,101, respectively)	7,944	393,264
Non-control/non-affiliate investments (amortized cost of $4,753,800 and $4,221,824, respectively)	4,304,694	3,770,929
Total investments at fair value (amortized cost of $7,583,830 and $7,196,831, respectively)	7,770,336	7,602,510
Cash and Cash Equivalents	70,086	35,364
Receivables for:
Interest, net	33,709	12,925
Other	974	745
Deferred financing costs on Revolving Credit Facility	14,895	10,801
Prepaid expenses	413	1,078
Total Assets	7,890,413	7,663,423
Liabilities
Revolving Credit Facility	754,305	839,464
Public Notes (less unamortized discount and debt issuance costs of $19,589 and $22,281, respectively)	1,343,766	1,343,178
Prospect Capital InterNotes® (less unamortized debt issuance costs of $6,931 and $7,122, respectively)	343,114	340,442
Convertible Notes (less unamortized discount and debt issuance costs of $2,024 and $2,477, respectively)	154,144	214,192
Due to Prospect Capital Management	61,393	58,100
Dividends payable	24,036	23,657
Interest payable	26,386	26,669
Accrued expenses	5,410	3,309
Due to Prospect Administration	3,765	2,281
Other liabilities	150	932
Total Liabilities	2,716,469	2,852,224
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (387,900,000 and 227,900,000 shares of preferred stock authorized, with 60,000,000 as Series A1, 60,000,000 as Series M1, 60,000,000 as Series M2, 20,000,000 as Series AA1, 20,000,000 as Series MM1, 1,000,000 as Series A2, 6,900,000 as Series A, 60,000,000 and 0 as Series A3, 60,000,000 and 0 as Series M3, 20,000,000 and 0 as Series AA2, and 20,000,000 and 0 as Series MM2, each as of December 31, 2022 and June 30, 2022; 31,143,878 and 20,794,645 Series A1 shares issued and outstanding; 3,996,761 and 2,626,238 Series M1 shares issued and outstanding; 0 and 0 Series M2 shares issued and outstanding; 0 and 0 Series AA1 shares issued and outstanding; 0 and 0 Series MM1 shares issued and outstanding; 187,000 and 187,000 Series A2 shares issued and outstanding; 6,000,000 and 6,000,000 Series A shares issued and outstanding; 10,184,347 and 0 Series A3 shares issued and outstanding; 1,157,019 and 0 Series M3 shares issued and outstanding; 0 and 0 Series AA2 shares issued and outstanding; and 0 and 0 Series MM2 shares issued and outstanding as of December 31, 2022 and June 30, 2022) at carrying value plus cumulative accrued and unpaid dividends
	1,207,553	692,076
Net Assets Applicable to Common Shares	$3,966,391	$4,119,123
Components of Net Assets Applicable to Common Shares and Net Assets, respectively
Common stock, par value $0.001 per share (1,612,100,000 and 1,772,100,000 common shares authorized; 398,852,478 and 393,164,437 issued and outstanding, respectively)	399	393
Paid-in capital in excess of par	4,089,950	4,050,370
Total distributable (loss) earnings	(123,958)	68,360
Net Assets Applicable to Common Shares	$3,966,391	$4,119,123
Net Asset Value Per Common Share	$9.94	$10.48

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Investment Income
Interest income:
Control investments	$60,820	$57,110	$123,083	$112,941
Affiliate investments	7,573	6,675	15,034	16,752
Non-control/non-affiliate investments	96,436	60,132	178,134	117,661
Structured credit securities	26,047	18,256	48,943	41,090
Total interest income	190,876	142,173	365,194	288,444
Dividend income:
Control investments	1,170	5,687	2,357	6,937
Affiliate investments	—	—	1,374	—
Non-control/non-affiliate investments	1,047	17	1,387	34
Total dividend income	2,217	5,704	5,118	6,971
Other income:
Control investments	15,030	11,703	35,695	28,735
Affiliate investments	—	126	133	3,942
Non-control/non-affiliate investments	4,793	15,670	9,450	16,758
Total other income	19,823	27,499	45,278	49,435
Total Investment Income	212,916	175,376	415,590	344,850
Operating Expenses
Base management fee	38,882	33,843	77,196	66,046
Income incentive fee	22,505	19,589	44,131	39,329
Interest and credit facility expenses	37,783	29,679	71,653	57,717
Allocation of overhead from Prospect Administration	3,618	2,239	6,717	6,765
Audit, compliance and tax related fees	236	329	2,537	946
Directors’ fees	131	113	262	229
Other general and administrative expenses	3,057	4,027	7,124	6,892
Total Operating Expenses	106,212	89,819	209,620	177,924
Net Investment Income	106,704	85,557	205,970	166,926
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	(619)	3	(1,712)	6
Affiliate investments	16,143	—	16,143	—
Non-control/non-affiliate investments	774	(9,230)	(21,310)	(9,834)
Net realized gains (losses)	16,298	(9,227)	(6,879)	(9,828)
Net change in unrealized (losses) gains
Control investments	(21,458)	134,066	(68,747)	256,396
Affiliate investments	(18,248)	31,589	(89,034)	37,626
Non-control/non-affiliate investments	(10,967)	15,479	(61,392)	23,832
Net change in unrealized (losses) gains	(50,673)	181,134	(219,173)	317,854
Net Realized and Net Change in Unrealized (Losses) Gains from Investments	(34,375)	171,907	(226,052)	308,026
Net realized losses on extinguishment of debt	(52)	(3,851)	(80)	(9,208)
Net Increase (Decrease) in Net Assets Resulting from Operations	72,277	253,613	(20,162)	465,744
Preferred stock dividend	16,654	7,202	29,414	9,609
Net Increase (Decrease) in Net Assets Resulting from Operations applicable to Common Stockholders	$55,623	$246,411	$(49,576)	$456,135

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended December 31,				Six Months Ended December 31,
	2022		2021		2022		2021
Per Share Data
Net asset value per common share at beginning of period	$10.01		$10.12		$10.48		$9.81
Net investment income(1)	0.27		0.22		0.52		0.43
Net realized and change in unrealized (losses) gains(1)	(0.09)		0.43		(0.57)		0.77
Net increase (decrease) from operations	0.18		0.65		(0.05)		1.20
Distributions of net investment income to preferred stockholders	(0.04)		(0.02)		(0.07)		(0.03)
Net increase (decrease) from operations applicable to common stockholders(4)	0.14		0.63		(0.12)		1.17
Distributions of net investment income to common stockholders	(0.18)	(3)	(0.18)		(0.36)	(3)	(0.35)
Return of Capital to common stockholders	—	(3)	—		—	(3)	(0.01)
Common stock transactions(2)	(0.03)		(0.01)		(0.06)		(0.02)
Offering costs from issuance of preferred stock	—		—		—		(0.03)
Reclassification of preferred stock issuance costs	—		0.03		—		0.03
Net asset value per common share at end of period	$9.94		$10.60	(5)	$9.94		$10.60

(1)Per share data amount is based on the weighted average number of common shares outstanding for the period presented (except for dividends to stockholders which is based on actual rate per share).

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% and 6.50% Preferred Stock.

(3)Not finalized for the respective fiscal period.

(4)Diluted net increase from operations applicable to common stockholders was $0.13 for the three months ended December 31, 2022. Diluted net increase from operations applicable to common stockholders was $0.61 for the three months ended December 31, 2021. Diluted net decrease from operations applicable to common stockholders was $0.13 for the six months ended December 31, 2022. Diluted net increase from operations applicable to common stockholders was $1.13 for the six months ended December 31, 2021.
(5)Does not foot due to rounding.

MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that PSEC’s overall portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, other structured credit, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s overall debt portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.
Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within our overall debt investments.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.
Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s our underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Middle-Market Lending - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans, syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Middle-Market Lending / Buyout - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in operating companies across various industries. We believe this strategy provides enhanced certainty of closing to sellers, and the opportunity for management to continue in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Real Estate - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and self-storage. NPRC seeks to identify properties that have historically attractive occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition.
Subordinated Structured Notes - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity) and rated secured structured notes (debt). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702